Exhibit 10.34
WAIVER AND RELEASE OF CLAIMS
This Waiver and Release of Claims (“Agreement”) will confirm the terms of your retirement from employment with PNC. As used in this Agreement, “PNC” refers, both individually and collectively, to The PNC Financial Services Group, Inc., its subsidiaries and affiliates, their predecessors, successors and assigns, and each of their directors, officers, employees and agents. The terms to which we have agreed are as follows:
1.Your last day of employment with PNC will be December 31, 2025 (your “Separation Date”).
2.Under the terms of the 2022 Performance Restricted Share Units (PRSUs) Award Agreement between you and PNC (the “PRSU Agreement”), in the event of your termination due to Retirement (as defined in the PRSU Agreement) on or after June 13, 2025, the Human Resources Committee of the Board of Directors of PNC (the “Committee”) may determine, with respect to all or a portion of your outstanding unvested PRSUs, that the service-based vesting requirements of the PRSU award are satisfied as of your Separation Date, and the PRSU award will vest and become payable on the Final Award Date (as defined in the PRSU Agreement), subject to satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of the PRSU Agreement.
a.In exchange for the promises you make in this Agreement, including the waiver and release (paragraph 8), prior to your Separation Date, PNC management will recommend to the Committee that the Committee determine that, with respect to all outstanding PRSUs under the PRSU Agreement, the service-based vesting requirements of the PRSU Agreement will be satisfied as of your Separation Date, and the Award will vest and become payable on the Final Award Date, subject to your timely execution and non-revocation of this Agreement and the Waiver and Release Agreement attached as Exhibit A to this Agreement, the satisfaction of the performance-based vesting requirements and your continued compliance with the terms and conditions of the PRSU Agreement.
b.In the event the Committee does not approve the satisfaction of the service-based vesting requirements as described in this paragraph 2 at or before the next Committee meeting (and in all events, prior to your Separation Date), this Agreement will be void and of no further effect. PNC will notify you in writing within two business days of any decision by the Committee with respect to the satisfaction of such service-based vesting requirements.
3.You understand and agree that, both during and after your employment with PNC, except as required by law and subject to the retained rights described in paragraphs 10-12 below, you must maintain the confidentiality of all information and knowledge acquired by you during your employment with PNC, which belongs to PNC or its customers, and which has not been published, disseminated or otherwise become a matter of general public knowledge. This includes non-public information about PNC’s or its customers’ businesses, operations, finances, customers, employees, whether in written form or committed to memory. For the avoidance of doubt, you may reveal your post-employment restrictions as contained in this

Exhibit 10.34
Agreement and as contained in your Equity Awards to your provider of talent transition services and potential future employers without violating any confidentiality restrictions.
4.You acknowledge and agree that, except as otherwise required by law or as permitted under paragraphs 10-12 of this Agreement, you will refrain from making any comments or engaging in publicity or any other action or activity which could reasonably be expected to adversely affect the personal or professional reputation of PNC or any of its current or former directors, officers or employees. PNC hereby agrees to direct members of the board and executive officers to refrain from making any comments or engaging in publicity or any other action or activity which could reasonably be expected to adversely affect your personal or professional reputation.
5.During and after separation from your employment, you agree to reasonably cooperate with PNC, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (a) concerning requests for information about the business of PNC or its subsidiaries or affiliates or your involvement and participation therein; (b) in connection with any investigation or review by PNC or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by PNC; and (c) with respect to transition and succession matters. Your cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of PNC or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by PNC or its counsel to effectuate the foregoing. PNC agrees to reimburse you for all reasonable expenses incurred with respect to any obligations arising under this paragraph.
6.On or before your Separation Date, except as otherwise agreed by you and PNC, you must return all PNC property including any identification cards, stationery, secure IDs, credit cards, keys, computers and any related equipment, files, records, documents, manuals, software, data and any other items or information belonging to PNC or its customers, shareholders, officers, directors or employees. This also includes any files or records that are electronically stored on a personal computer or any other storage device.
7.You agree to the following representations, and recognize that each of them is an important consideration for PNC’s willingness to enter into this Agreement with you:
a.You have carefully read and understand each provision in this Agreement and have been advised that you may discuss with an attorney of your choosing whether to accept and sign this Agreement, and have been given the opportunity to consult with such attorney;
b.You have been given at least 21 days after receipt of the original version of this Agreement to consider whether to sign it, and you waive any right to an extension of that time based on any revisions to this Agreement after discussions with your attorney or PNC;

Exhibit 10.34
c.You are aware that this Agreement includes a general waiver and release and that you must return the Agreement to PNC on or before April 18, 2025.
d.You are further aware that, on or within three calendar days of your Separation Date, you must also sign and return to PNC the Waiver and Release Agreement attached to this Agreement.
e.You are aware that you may change your mind and revoke this Agreement at any time during the seven days after you sign the Agreement, or you may change your mind and revoke the attached Waiver and Release Agreement at any time during the seven days after you sign the Waiver and Release Agreement. If you revoke this Agreement or the attached Waiver and Release Agreement, the entire Agreement will be void and you will not be entitled to the benefits described in this Agreement.
f.Before signing this Agreement, you have complied with your obligation under PNC’s Code of Business Conduct and Ethics to report all potential violations of law, regulation and PNC’s internal compliance policies and procedures;
g.You acknowledge that the benefits provided by this Agreement are payments and benefits you would not be entitled to receive except for this Agreement, and that they fully compensate you for any claims covered by the general waiver and release in paragraph 8; and
h.You acknowledge that no promises or representations except those contained in this Agreement have been made to you in connection with your continued employment or separation from employment, and such continued employment and separation are governed exclusively by the terms of this Agreement.
8.General Waiver and Release. In exchange for the benefit offered under this Agreement, you:
a.Fully, irrevocably and unconditionally release and forever discharge PNC and any of its predecessor or affiliate companies and each and all of their officers, directors, agents, representatives, employees and shareholders, and their successors and assigns, and all persons acting by, through, under, for or in concert with them (hereinafter individually or collectively, the “Released Parties”) from any and all charges, complaints and liability for claims of any kind or nature, known or unknown which you now have or could claim to have regarding events that occurred on or before the expiration of the revocation period set forth in paragraph 7 above (hereinafter referred to as a “Claim” or “Claims”), including, without limitation, Claims of or based on negligence, intentional torts, breach of contract (implied, oral or written), violation of federal, state or local laws that prohibit discrimination or retaliation, the Age Discrimination in Employment Act of 1967 (“ADEA”), any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, as amended,

Exhibit 10.34
the Americans with Disabilities Act, as amended, Section 503 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, as amended, the Equal Pay Act of 1963, the New York State Human Rights Law, the New York State Executive Law, the New York State Civil Rights Law, the New York State Whistleblower Law, the New York State False Claims Act, New York State Wage and Hour Laws, the New York State Equal Pay Law, the New York State Rights of Persons with Disabilities Law, the New York Family Leave Law, the New York City Human Rights Law, the New York City Administrative Code, the New York City Charter, and all other laws or violations of laws enforced by any federal, state or local agency regarding harassment, wages, insurance, leave, privacy or any other matter, and any other theory or recovery under federal, state or local laws, including all statutory, regulatory or common law Claims arising from or in any way connected with your employment or service with PNC. You further waive any Claim or right to payment of attorneys' fees or expenses; and
b.To the extent permitted by law, you agree not to commence, directly or indirectly, any action, suit, or proceeding based upon any Claims released in this Agreement, except that you may bring a Claim to enforce this Agreement or under the ADEA to challenge the release of Claims under the ADEA set forth above. You further agree that: (1) if you commence an action or proceeding in violation of this Agreement, you shall be liable for the reasonable attorneys’ fees and costs incurred by PNC as a result; and (2) if any such action or proceeding is commenced, in whole or in part, on your behalf by any third person, entity or agency in any forum, including without limitation in a class or collective action against any of the Released Parties, you waive any Claim or right in connection with such action or proceeding to any resulting money damages or other personal, legal or equitable relief awarded by any court or governmental authority.
9.The general waiver and release in paragraph 8 above does not apply to or prohibit claims under or for:
•retaliation under Section 806 of the Sarbanes-Oxley Act;
•Section 23 of the Commodity Exchange Act;
•Section 21F of the Securities Exchange Act of 1934;
•Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•the Fair Labor Standards Act, as amended;
•the ADEA, challenging the validity of the waiver and release contained in paragraph 8 above;
•workers’ compensation benefits;
•unemployment compensation benefits;
•rights to COBRA continuation;
•vested retirement benefits;

Exhibit 10.34
•indemnification (whether statutory, contractual or otherwise) that you would be entitled to in connection with the performance of your duties during your employment with PNC; or
•any other claims that cannot be released as a matter of law.
10.Nothing in this Agreement, including the confidentiality provisions (paragraph 3) and the general waiver and release (paragraph 8), is intended to discourage or limit you from affirmatively reporting to, communicating with, participating in investigations or proceedings conducted by, or providing information or documents not subject to legal or other applicable privilege to any federal, state or local government agency or commission regarding possible violations of law or regulation, including but not limited to the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Occupational Safety and Health Administration. You further understand and agree that you are not required to receive consent from or provide prior notice to PNC before engaging in such communications with a government agency or commission.
11.By signing this Agreement, you waive the right to receive damages or other relief, whether equitable or legal, from any charge or action you may file, or which is filed on your behalf with a government agency, but it will not limit your ability to receive an incentive award authorized under federal statute or regulation for information provided to the Securities and Exchange Commission or other federal or state regulatory or law enforcement agency, if applicable.
12.Regardless of any other provision in this Agreement, you may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing trade secrets under certain limited circumstances, as set forth in PNC’s Defend Trade Secrets Act policy.
13.All prior agreements between you and PNC, whether written or oral, are superseded by this Agreement and are no longer valid with the exception of: (a) the Code of Business Conduct and Ethics; (b) any equity, deferred compensation, restrictive covenant, or other agreement containing promises made by you that extend beyond your last day of employment, including as incorporated herein; or (c) as contained in an authorized and signed written document which specifically states that it is not superseded by this Agreement. This Agreement cannot be amended or modified in any way except by written agreement entered into and signed by the authorized representatives of you and PNC.
14.You and PNC agree that if any portion of this Agreement (other than the general waiver and release in paragraph 8) is determined by a court to be invalid or unenforceable for any reason, that determination will not affect the remaining terms of this Agreement. To the extent any portion of the Agreement found to be invalid or unenforceable can be modified to make it valid and enforceable, it shall be deemed to be so modified. To the extent the offending provision cannot be modified and still comport with the parties' intent, it shall be deemed deleted from the Agreement.

Exhibit 10.34
15.You agree that if you breach any of your obligations under this Agreement, including the agreement not to sue, you shall return any and all amounts that have been provided to you under this Agreement. You further understand and agree that PNC may seek any other relief it is entitled to under this Agreement or applicable law as a result of your breach of the Agreement.
16.Any dispute or claim arising out of or relating to this Agreement may be brought only in the Court of Common Pleas of Allegheny County, Pennsylvania, or in the federal court for the Western District of Pennsylvania, as appropriate, which shall apply Pennsylvania Law in the interpretation of the Agreement. Both you and PNC also waive any right to trial by jury with regard to any action arising under or in connection with this Agreement.
17.Neither this Agreement, nor any of the rights, obligations or interests arising under the Agreement may be assigned to another person or entity without the prior written consent of the parties.
18.You agree that you are solely responsible for any applicable taxes (including, without limitation, income and excise taxes), penalties and interest that you incur in connection with the payments and benefits under this Agreement. If any such withholding is required prior to the time amounts are payable to you hereunder or if such amounts are not sufficient to satisfy such obligation in full, the withholding will be taken from other compensation then payable to you or as otherwise determined by PNC.
If you concur with the terms and conditions of this Agreement, please sign, date and return it to me no later than April 18, 2025. You should keep a copy for your records.
Sincerely,

The PNC Financial Services Group, Inc.

AGREED:

/s/ E William Parsley III                     April 22, 2025

___________________________________            ___________________________
E William Parsley III, For Myself and            Dated
My Heirs, Personal Representatives and Assigns

For PNC:
/s/ Vicki C. Henn                            April 28, 2025
Vicki C. Henn     Dated
Chief Human Resources Officer